Hudson Pacific Properties, Inc.
Press Release

Hudson Pacific Properties Announces
Management Changes

LOS ANGELES (February 8, 2021)—Hudson Pacific Properties, Inc. (“Hudson Pacific”) (NYSE: HPP) today announced that Chief Investment Officer Alexander Vouvalides and Executive Vice President Joshua Hatfield have resigned. Vouvalides and Hatfield are leaving Hudson Pacific to form their own company.

“We thank Alex and Josh for their many contributions through the years as we’ve grown the company exponentially and we wish them every success as they embark on their future endeavors,” said Victor Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties. “They will always remain a part of our broader Hudson Pacific family and we hope to continue to do business together. We have a very capable and seasoned leadership team, who will seamlessly oversee and manage our ongoing business priorities. We plan to have a consulting arrangement with Alex and Josh to further facilitate a smooth transition.”

About Hudson Pacific Properties

Hudson Pacific is a real estate investment trust with a portfolio of office and studio properties totaling over 19 million square feet, including land for development. Focused on premier West Coast epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Netflix, Google, Square, Uber, NFL Enterprises and more. Hudson Pacific is publicly traded on the NYSE under the symbol HPP and listed as a component of the S&P MidCap 400 Index. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements Regarding Hudson Pacific Properties

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond Hudson Pacific’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect Hudson Pacific’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, Hudson Pacific disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause Hudson Pacific’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Hudson Pacific’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by Hudson Pacific from time to time with the SEC.

Hudson Pacific Properties, Inc.
Press Release

Investor Contact:
Laura Campbell
Senior Vice President, Investor Relations & Marketing
(310) 622-1702
lcampbell@hudsonppi.com

Media Contact:
Laura Murray
Director, Communications
(310) 622-1781
lmurray@hudsonppi.com